usbank(logo)

Global Corporate Trust 190 S. LaSalle Street, 7th Floor MK-IL-SL7C Chicago, IL 60603 usbank.com

Annual Statement of Compliance

 Morgan Stanley Bank of America Merrill Lynch Trust 2014-C18

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
stephen.holmes@morganstanley.com

Re:	Pooling and Servicing Agreement dated as of September 1, 2014 (the “Agreement”) between Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as the Master Servicer, Rialto Capital Advisors, LLC, as the Special Servicer, Park Bridge Lender Services LLC, as the Trust Advisor, U.S. Bank National Association, as the Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, as a certifying servicer hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: February 23, 2020

U.S. Bank National Association, as Certificate Administrator

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President